NEWS RELEASE

	Contact:	Linda M. Siluk
Chief Financial Officer
(973) 983-0888 Ext. 492

FOR IMMEDIATE RELEASE	Investors:	Edward Nebb
Comm-Counsellors, LLC
(212) 699-2745

PARTY CITY CORPORATION ANNOUNCES SECOND QUARTER
AND SIX MONTHS FISCAL 2004 RESULTS

     Rockaway, New Jersey, February 6, 2004 – Party City Corporation (Nasdaq: PCTY), America’s largest party goods chain, today announced its operating results for the second quarter of Fiscal 2004 ended December 27, 2003.

Second Quarter Results

     Net sales for Company-owned stores increased 8.4% to $175.3 million from $161.6 million in the second quarter of the prior fiscal year. Same-store sales for the quarter increased 3.7% for company-owned stores and 7.0% for franchise stores. The variation in same store sales growth for franchise versus Company-owned stores was due largely to inventory depth during the Halloween season. Total chain-wide net sales (which include aggregate sales for the collective group of Company-owned and franchise stores) increased 9.5% to $366.4 million from $334.7 million in the comparable period last year.

     The Company reported net income of $19.3 million, or $0.98 per diluted share, an increase of 28.2% compared with net income of $15.1 million, or $0.76 per diluted share, in the same period last year. Earnings before interest, taxes, depreciation, and amortization (EBITDA) was $36.4 million, rising 15.0% compared with $31.6 million in the same period last year.

     Gross margin as a percentage of sales declined slightly to 40.3% for the second quarter ended December 27, 2003 from 40.6% in the same period last year, primarily due to the continued emphasis on the clearance of discontinued merchandise as part of the Company’s strategic focus. Merchandise clearance and inventory reduction initiatives also led to a decrease of 15.7% in average inventory per store compared with the same period last year. Store operating expenses as a percent of sales decreased to 20.7% from 21.2% in the same period last year, largely due to reductions in store opening expenses and

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grand-opening advertising expenses. General and administrative expenses as a percent of sales decreased to 4.3% from 5.2% in the same period last year, primarily reflecting higher expenses in the second quarter of last year associated with the Company’s new logistics initiative and professional fees related to the implementation of a new information system. Franchise profit contribution increased 16.3% to $5.7 million from $4.9 million in the comparable period last year, primarily reflecting increases in royalties from the increased franchise store base and same store sales increases. Interest expense decreased to $112,000 for the second quarter of Fiscal 2004 from $2.8 million in the same period last year, due to the repurchase of outstanding senior notes in the second quarter of Fiscal 2003.

Six-Month Results

     Net sales for Company-owned stores increased 10.0% to $277.9 million for the six months ended December 27, 2003 from $252.8 million in same period of the prior fiscal year. Same-store sales for the recent six-month period increased 3.8% for Company-owned stores and 5.7% for franchise stores. Total chain-wide net sales (which include aggregate sales for the collective group of Company-owned and franchise stores) increased 9.5% to $572.9 million from $523.1 million in the comparable period last year.

     Party City recorded net income of $17.3 million, or $0.88 per diluted share for the first half of Fiscal 2004, up 30.2% compared with net income of $13.3 million, or $0.67 per diluted share, in the same period last year. EBITDA was $37.1 million, a 12.5% increase compared with $33.0 million in the same period last year.

     Gross margin declined as a percentage of sales to 35.6% for the six months ended December 27, 2003 from 36.5% in the same period last year for two primary reasons: a high level of promotional activity in July and August, and the continued emphasis on the clearance of discontinued merchandise. Store operating expenses as a percent of sales decreased to 22.4% from 22.9% in the same period last year, again due to a decrease in store opening expenses and grand-opening advertising expenses. Fewer stores were opened in the first six months of Fiscal 2004 compared with the same period last year. General and administrative expenses as a percent of sales decreased to 5.6% from 6.2% in the same period last year, reflecting expenses incurred in the second quarter of last year for the new logistics initiative and information system implementation. Franchise profit contribution increased 16.3% to $8.4 million from $7.2 million in the comparable period last year, reflecting increases in royalties from the increased franchise store base and same store sale increases. Interest expense decreased to $312,000 for the six months ended December 27, 2003 from $3.7 million in the same period last year, reflecting the repurchase of outstanding senior notes in the second quarter of Fiscal 2003.

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Management Perspective

     Nancy Pedot, Chief Executive Officer of Party City Corporation, commented, “Party City’s financial performance during the second quarter of Fiscal 2004 was primarily driven by a strong Halloween season. We made progress in areas that will be important to our future success, including the reduction of per store inventory. To produce profitable growth and enhanced shareholder value on a consistent basis, however, we will continue our strategic focus on improving our merchandise assortment, shopping experience, and business processes, plus attract additional talented people to our team, the short-term effect of which may reduce our reported earnings.”

Store Growth and Chain Update

     During the six months ended December 27, 2003, the Company opened six stores and closed one store compared with 30 openings (which included 11 stores acquired in Seattle and two acquired from franchisees) and no store closings during the same period last year. The Company also added 13 franchise stores in the first six months of Fiscal 2004.

     Party City Corporation is America’s largest party goods chain. Party City currently operates 247 Company-owned stores and has 254 franchise stores in the United States and Puerto Rico. To learn more about Party City, visit the Company’s website at http://www.partycity.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the competitive environment in the party goods industry in general and in the Company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

PARTY CITY CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Quarter Ended		Six Months Ended

	December 27,	December 28,	December 27,	December 28,
	2003	2002	2003	2002

Statement of Income Data:
Total revenues	$182,560	$168,191	$289,535	$263,197

Company-owned stores:
Net sales	$175,304	$161,648	$277,924	$252,772
Cost of goods sold and occupancy costs	104,705	95,974	179,033	160,399

Gross profit	70,599	65,674	98,891	92,373
Store operating and selling expense	36,290	34,288	62,169	57,986

Company-owned stores profit contribution	34,309	31,386	36,722	34,387
General and administrative expense	7,498	8,403	15,657	15,705

Retail contribution	26,811	22,983	21,065	18,682

Franchise stores:
Royalty fees	7,216	6,503	11,123	10,150
Franchise fees	40	40	488	275

Total franchise revenues	7,256	6,543	11,611	10,425
Total franchise expense	1,562	1,646	3,221	3,208

Franchise profit contribution	5,694	4,897	8,390	7,217

Operating income	32,505	27,880	29,455	25,899
Interest expense, net	112	2,824	312	3,709

Income before income taxes	32,393	25,056	29,143	22,190
Provision for income taxes	13,103	10,006	11,803	8,876

Net income	$19,290	$15,050	$17,340	$13,314

Basic earnings per share	$1.14	$0.90	$1.03	$0.80

Weighted average shares outstanding — basic	16,867	16,803	16,856	16,600

Diluted earnings per share	$0.98	$0.76	$0.88	$0.67

Weighted average shares outstanding — diluted	19,624	19,896	19,620	19,904

PARTY CITY CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share information)

	December 27,	December 28,	June 28,
	2003	2002	2003

ASSETS
Current assets:
Cash and cash equivalents	$20,550	$3,273	$3,372
Merchandise inventory	60,281	69,189	65,908
Other current assets, net	25,263	26,339	21,900

Total current assets	106,094	98,801	91,180
Property and equipment, net	48,715	55,878	52,819
Goodwill	18,614	19,172	18,614
Other assets	5,201	4,087	5,386

Total assets	$178,624	$177,938	$167,999

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34,458	$44,890	$37,960
Accrued expenses and other current liabilities	36,062	28,656	24,998
Book overdraft	—	6,654	4,126
Advances under Loan Agreement	—	4,114	11,229

Total current liabilities	70,520	84,314	78,313
Long-term liabilities:
Deferred rent and other long-term liabilities	9,905	10,683	10,264
Commitments and contingencies
Stockholders’ equity:
Common stock $0.01 par value, authorized 40,000,000 shares; issued 17,721,850, 17,113,873 and 17,296,807 shares, respectively	177	171	173
Additional paid-in capital	44,611	41,366	43,178
Retained earnings	59,351	43,233	42,011
Treasury stock, at cost (747,012, 284,000 and 747,012 shares, respectively)	(5,940)	(1,829)	(5,940)

Total stockholders’ equity	98,199	82,941	79,422

Total liabilities and stockholders’ equity	$178,624	$177,938	$167,999

PARTY CITY CORPORATION AND SUBSIDIARY

STORE AND OPERATING DATA
(in thousands, except store data)

	Quarter Ended		Six Months Ended

	December 27,	December 28,	December 27,	December 28,
	2003	2002	2003	2002

Operating Data:
Increase in Company-owned same store sales	3.7%	1.9%	3.8%	2.5%
Increase in franchise same store sales	7.0%	2.9%	5.7%	4.0%
EBITDA (a)	$36,395	$31,641	$37,147	$33,032
Other Information:
Depreciation and amortization	$3,890	$3,761	$7,692	$7,133
Cash flow provided by (used in):
Investing activities	$(2,071)	$(4,817)	$(3,529)	$(15,202)
Financing activities	(14,402)	(21,880)	(9,940)	(4,907)
Balance Sheet Data:
Working capital	$35,574	$14,487	$35,574	$14,487
Total assets	178,624	177,938	178,624	177,938
Borrowings	—	4,114	—	4,114
Stockholders’ equity	98,199	82,941	98,199	82,941
Store Data:
Company-owned:
Stores open at beginning of period	247	234	242	209
Stores opened	—	5	6	28
Stores closed	—	—	(1)	—
Stores acquired from franchisees	—	—	—	2

Stores open at end of period	247	239	247	239

Average Company-owned stores open in period	247	236	245	230
Franchise:
Stores open at beginning of period	253	247	241	242
Stores opened	1	1	13	8
Stores closed	—	(8)	—	(8)
Stores sold to Company	—	—	—	(2)

Stores open at end of period	254	240	254	240

Average Franchise stores open in period	253	247	251	245
Total stores chainwide	501	479	501	479
Chainwide sales – in thousands	$366,419	$334,711	$572,868	$523,096

(a)	Our definition of EBITDA is earnings before interest, taxes, depreciation and amortization. We believe EBITDA provides additional information for determining our ability to meet future debt service requirements. EBITDA should not be construed as a substitute for net income or net cash flow provided by operating activities (all as determined in accordance with generally accepted accounting principles) for the purpose of analyzing our operating performance, financial position and cash flows as EBITDA is not defined by generally accepted accounting principles (“GAAP”). We have presented EBITDA, however, because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance and to determine a company’s ability to service and/or incur debt. Our computation of EBITDA may not be comparable to similar titled measures of other companies.

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PARTY CITY CORPORATION AND SUBSIDIARY

RECONCILIATION OF EBITDA TO NET INCOME AND
CASH PROVIDED BY OPERATING ACTIVITIES
(in thousands)
(Unaudited)

     Because we consider EBITDA useful as an operating measure, a reconciliation of EBITDA to net income follows for the periods indicated:

	Quarter Ended		Six-Months Ended

	December 27,	December 28,	December 27,	December 28,
	2003	2002	2003	2002

EBITDA (a)	$36,395	$31,641	$37,147	$33,032
Depreciation and amortization	(3,890)	(3,761)	(7,692)	(7,133)
Interest expense, net	(112)	(2,824)	(312)	(3,709)
Provision for income taxes	(13,103)	(10,006)	(11,803)	(8,876)

Net income	$19,290	$15,050	$17,340	$13,314

     Because we also consider EBITDA useful as a liquidity measure, we present the following reconciliation of EBITDA to our cash flow provided by operating activities:

	Quarter Ended		Six-Months Ended

	December 27,	December 28,	December 27,	December 28,
	2003	2002	2003	2002

EBITDA (a)	$36,395	$31,641	$37,147	$33,032
Interest expense, net	(112)	(2,824)	(312)	(3,709)
Provision for income taxes	(13,103)	(10,006)	(11,803)	(8,876)
Non-cash interest	40	1,304	80	1,554
Deferred rent	(117)	128	(240)	387
Equity based compensation	24	614	148	752
Provision for doubtful accounts	(77)	(301)	(140)	(602)
Other	6	356	10	44
Changes in assets and liabilities:
Accounts payable, accrued expenses and other current liabilities	(20,691)	(16,949)	3,437	17,956
Merchandise inventory	32,946	25,572	5,627	(12,915)
Other long-term liabilities	(12)	(37)	(119)	—
Other current assets and other assets	(2,869)	(4,769)	(3,188)	(7,708)

Net cash provided by operating activities	$32,430	$24,729	$30,647	$19,915

     We use EBITDA to determine our executive compensation plan which bases incentive compensation payments on our EBITDA performance measured against budget. EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally.

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